                                                                       EXHIBIT 1



                           ASSET PURCHASE AGREEMENT



                                by and between



                                Sealtron, Inc.,




                           Uni-Star Industries, Inc.



                                      and



                        The Other Parties Named Herein



                           Dated as of June 20, 1997

                              TABLE OF CONTENTS
                                                                         Page
                                   ARTICLE I                             ----

                          PURCHASE AND SALE OF ASSETS
                         AND ASSUMPTION OF LIABILITIES




 SECTION 1.1    Purchase and Sale........................................  1
 SECTION 1.2    Assumed Liabilities......................................  5
 SECTION 1.3    Excluded Liabilities.....................................  5
 SECTION 1.4    Purchase Price...........................................  7
 SECTION 1.5    Closing..................................................  7
 SECTION 1.6    Deliveries by Seller.....................................  7
 SECTION 1.7    Deliveries by Buyer......................................  7


                                  ARTICLE II

                                RELATED MATTERS


 SECTION 2.1    Books and Records of the Business........................  8
 SECTION 2.2    Intercompany Accounts....................................  9
 SECTION 2.3    Purchase Price Adjustment................................  9
 SECTION 2.4    Accounts Receivable/Payable Adjustment................... 11
 SECTION 2.5    Transition Arrangements.................................. 12

 SECTION 2.6    Assignment of Neal Castleman's Non-Competition Agreement. 13


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER


 SECTION 3.1     Organization and Authority of Seller.....................13

 SECTION 3.2     Consents and Approvals:  No Violations...................14

 SECTION 3.3     Absence of Material Adverse Changes, etc.................15

 SECTION 3.4     Title; Properties and Assets Necessary for Conduct of
                 Business................................................ 15

 SECTION 3.5     Contracts................................................16
 SECTION 3.6     Accounts Receivable and Accounts Payable.................16
 SECTION 3.7     Inventory and Backlog....................................16
 SECTION 3.8     Intellectual Property....................................17
 SECTION 3.9     Litigation...............................................17
 SECTION 3.10    Compliance with Applicable Law...........................18
 SECTION 3.11    Insurance................................................18

 SECTION 3.12    Taxes....................................................18
 SECTION 3.13    Certain Fees.............................................18



                                  ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT



 SECTION 4.1    Corporate Organization and Authority..................... 19
 SECTION 4.2    Consents and Approvals:  No Violations................... 19
 SECTION 4.3    Litigation............................................... 20
 SECTION 4.4    Certain Fees............................................. 20


                                   ARTICLE V

                                   COVENANTS



 SECTION 5.1    Consents; Assignments.................................... 20
 SECTION 5.2    Employees; Employee Benefits............................. 21
 SECTION 5.3    Allocation of Purchase Price............................. 21
 SECTION 5.4    Agreement Not to Compete or Solicit...................... 22
 SECTION 5.5    Nondisclosure of Proprietary Data........................ 23
 SECTION 5.6    Access................................................... 24
 SECTION 5.7    Buyer's Responsibility................................... 24
 SECTION 5.8    Returns from Distributors................................ 25
 SECTION 5.9    Ongoing Arrangements..................................... 25


                                  ARTICLE VI

                           SURVIVAL; INDEMNIFICATION



 SECTION 6.1    Survival................................................. 25
 SECTION 6.2    Seller's Agreement to Indemnify.......................... 26
 SECTION 6.3    Buyer's Agreement to Indemnify........................... 26
 SECTION 6.4    Certain Limitations...................................... 26
 SECTION 6.5    Notice and Opportunity to Defend......................... 27
 SECTION 6.6    Exclusive Remedy......................................... 28

                                  ARTICLE VII

                                  DEFINITIONS

                                 ARTICLE VIII

                                 MISCELLANEOUS

 SECTION 8.1     Further Assurances...................................... 35

 SECTION 8.2     Notices................................................. 35
 SECTION 8.3     Severability............................................ 37
 SECTION 8.4     Amendment, Modification and Waiver...................... 37
 SECTION 8.5     Assignment; Binding Effect.............................. 37
 SECTION 8.6     No Third Party Beneficiaries............................ 38
 SECTION 8.7     Interpretation.......................................... 38
 SECTION 8.8     Entire Agreement........................................ 38
 SECTION 8.9     Governing Law........................................... 38
 SECTION 8.10    Specific Performance.................................... 39
 SECTION 8.11    Counterparts............................................ 39
 SECTION 8.12    Legal Fees and Expenses................................. 39




EXHIBIT A  -  Form of Bill of Sale
EXHIBIT B  -  Form of Assignment of Non-Competition
              Agreement

                             ASSET PURCHASE AGREEMENT



      This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of June 20, 1997, by and among Uni-Star Industries, Inc., a Delaware corporation ("Seller"), Marshall Butler and Lawrence Butler (with respect to Section 5.4 only), Sealtron, Inc., a Delaware corporation ("Buyer"), and HCC Industries, Inc., a Delaware corporation ("Parent").


                             W I T N E S S E T H


      WHEREAS, Seller owns and operates the Business (as hereafter defined); and

      WHEREAS, pursuant to the terms and conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets and rights of the Business (other than those specifically excluded as described in this Agreement), and to assume certain liabilities relating thereto;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:



                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS
                         AND ASSUMPTION OF LIABILITIES


      SECTION 1.1    Purchase and Sale

      (a)  Assets.   In reliance on the representations, warranties, covenants
and agreements set forth in this Agreement and subject to paragraphs (c) and (d) of this Section 1.1 and to the other terms and conditions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer at the Premises (except that Seller's Traub CNC machine shall be delivered FOB the

Buyer's facility at 9705 Reading Road, Cincinnati, Ohio, provided freight and insurance shall be the sole expense of the Buyer), and Buyer shall purchase, acquire and accept from Seller, in each case free and clear of all Liens, substantially all of the assets of the Business, including all of Seller's rights, title and interests in and to all of the properties, contracts, rights and other assets (of every kind, nature, character and description, whether tangible or intangible, whether accrued, contingent or otherwise and wherever situated), used solely in the Business (the "Assets"), including, without limitation, the following:


          (i) All of the rights and incidents of ownership of Seller in and to all the leases of personal property, equipment and machinery used in the Business located at the Premises;

          (ii) All machinery, equipment, tools, business machines, vehicles, office furniture, fixtures, office equipment, computer hardware and computer software, supplies, raw materials, work-in-process and inventory used in the Business and located at the Premises, and the Traub CNC machine located at Seller's facility in South Pasadena, California;

          (iii) All rights and incidents of ownership of Seller in, to and under all contracts, licenses, leases (other than leases for real property), commitments, purchase orders and other agreements used in the Business (the "Contracts"), including to the Contracts listed in Section l.l(a)(iii) of the Seller Disclosure Schedule which include all customer orders constituting the backlog of the Business and all of the open purchase orders of the Business as of the opening of business on June 19, 1997;

           (iv)  All customer and supplier lists of the Business;

           (v) All accounts receivable and prepaid expenses of the Business (other than the existing security deposit relating to the Premises and prepaid rent relating to the lease on the Premises and any other prepaid expenses relating to the occupancy of the Premises);

          (vi) All domestic and foreign registered trademarks, service marks, certification marks, collective marks, collective membership marks, copyrights, registrations and applications for registration for any of the foregoing, patents and applications therefor, trade secrets, trade names, service names, logos, assumed names, all rights of enforcement for past infringement thereof, royalty rights and licenses thereof and thereto (collectively, the "Intellectual Property"), owned by Seller, that are used solely in the Business, including the Intellectual Property listed in Section l.l(a)(vi) of the Seller Disclosure Schedule;

          (vii) All of Seller's permits, licenses, approvals, consents and authorizations by any Governmental Entity (collectively, "Permits"), that are primarily used or held for use in the Business and are not limited to the conduct of the Business at the Premises;

          (viii) Subject to Section 2.1, all of the Seller's books and records relating to the Business, including, without limitation, quality records and engineering designs;

          (ix) Subject to Section 2.1, all of the Seller's other files, indices, market research studies, surveys, reports, analyses and similar information relating to the Business;

          (x) The goodwill of the Business in or arising from the Assets and the business represented thereby;

          (xi) All telephone, telex, e-mail, Internet, post office box and other numbers used exclusively in the Business;

          (xii) All sales data, brochures, catalogues, literature, forms, mailing lists, art work, photographs and advertising material, in whatever form or media relating to the Business;

          (xiii) All claims, causes of action, choices in action, rights of recovery and rights of set-off of any kind in favor of the Seller and pertaining to, or arising out of, the Assets or offsetting any Assumed Liabilities; and

          (xiv) All other assets listed in Section 1.1(a)(xiv) of the Seller Disclosure Schedule.

      (b) Instruments of Transfer. The sale, assignment, transfer and delivery of the Assets shall be effected by delivery by Seller and Buyer of the Bill of Sale.

      (c) Excluded Assets. Notwithstanding anything contained in paragraph (a) of this Section 1.1 to the contrary, the Assets shall not include any of the following (the "Excluded Assets"): (i) all rights that accrue or will accrue to Seller under this Agreement; (ii) all cash and cash equivalents; (iii) the lease for the Premises and the existing security deposit relating to the Premises and prepaid rent relating to the lease on the Premises and leasehold improvements at the Premises; (iv) Seller's accounting systems and software; (v) plating tanks, plating lines, plating solutions, waste water treatment systems and effluent; and (vi) the existing orders aggregating approximately $60,000 for the sale of Part No. 63126.02, a 4-Pin Micro Circular Connector with Titanium Body and Kovar Contacts (subject to Section 5.9 hereof) and all future orders (subject to Section 5.9 hereof) with respect to such product and to all derivative of, or replacements for, such products.

      (d) Nonassignability. Anything contained in this Agreement or any Related Agreement to the contrary notwithstanding, neither this Agreement nor any Related Agreement shall constitute an assignment, transfer, sublicense or sublease of, or an agreement to assign, transfer, sublicense or sublease any right, title or interest in, to or under any, contract, license, lease, commitment, sales order, purchase order or other agreement, or any claim or right to any benefit arising thereunder or resulting therefrom, if an attempted assignment, transfer, sublicense or sublease thereof, without the consent or waiver of a third party thereto (including a Governmental Entity) would constitute a breach thereof or a violation of any Legal Requirement, or in any way adversely affect the rights of Buyer or Seller thereunder, unless and until such consent or waiver has been duly obtained or such assignment, transfer, sublicense or sublease has otherwise become lawful. In the event and to the extent that Seller is, with the assistance and cooperation of Buyer, unable to obtain any such required consent or waiver, Seller shall, as provided in and subject to Section 5.1 hereof, use its best efforts to provide Buyer, at Buyer's sole cost and expense, the benefits of any such contract, license, lease, commitment, sales order, purchase order or other agreement.

      SECTION 1.2 Assumed Liabilities. In reliance on the representations, warranties, covenants and agreements set forth in this Agreement and subject to the terms of this Agreement, at the Closing, and concurrently with the purchase described in Section 1.1 hereof, Buyer shall assume and be responsible for, and hereby agrees to pay, honor, discharge or perform in due course, the following liabilities and obligations of Seller in connection with the Business (the "Assumed Liabilities"):

      (a) Those liabilities of Seller set forth in Section 1.2 of the Seller Disclosure Schedule for accrued current liabilities (excluding income tax payables and accrued interest and other accrued amounts attributable to borrowed money) and accounts payable of the Business, remaining unpaid or unperformed as of the Closing Date; and

      (b) All liabilities and obligations of Seller arising after the Closing Date under any Contracts assigned to Buyer pursuant to Section 1.1(a)(iii) that are set forth in the Seller Disclosure Schedule (or which are not required to be set forth thereon).

      (c) All liabilities or obligations relating to the Business arising through acts or omissions of Buyer in conducting the Business after the closing in respect of which a third-party seeks to hold Seller liable and to which there is no independent basis for Seller's liability with respect thereto.

      SECTION 1.3 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer shall not assume and shall be deemed not to have assumed and be responsible for, and Seller shall be solely and exclusively liable and responsible for all debts, obligations, contracts or liabilities arising out of the conduct of the Business which are not Assumed Liabilities (the "Excluded Liabilities"), including without limitation the following:

      (a) All liabilities and obligations incurred in connection with or related to the Excluded Assets;

      (b) All liabilities and obligations for Taxes of Seller other than the Taxes referred to in Section 5.7 hereof;

      (c) All liabilities and obligations owed to any current or former employee of the Business that arises prior to or on the Closing Date under any Plan, or any other employee benefit arrangement or policy;

      (d) All attorneys', accountants', brokers' or finder's fees or other costs or expenses of Seller incurred in connection with this Agreement or the transactions contemplated hereby;

      (e) All liabilities, obligations and costs arising out of or relating to
(i) any product liability suit, action, claim or proceeding, whether for personal injury or property damages against Seller or any of its Affiliates relating to products sold, or services performed, by the Business prior to the Closing Date, whether a claim therefor is asserted before or after the Closing Date, including liabilities, obligations and costs arising under or relating to any obligation to replace or repair a product sold or re-perform services performed or damages incurred to a product sold other than in the ordinary course of business and consistent with the past practice of the Business, and
(ii) all Workers' Compensation Liabilities arising out of events occurring prior to the Closing Date, whether a claim therefor is asserted before or after the Closing Date; and

      (f) All liabilities, obligations and costs of Seller and the Business from or relating to any Environmental Claim, Cleanup, Release or presence of any Hazard-ous Materials, or violation of any Environmental Law whether known or unknown.

      SECTION 1.4 Purchase Price. The purchase price for the Assets shall be $2,100,000 in cash, (the "Closing Cash Payment"), payable at the Closing in immediately available funds, plus the purchase Price Adjustment, if any, described in Section 2.3 hereof, less the adjustments, if any, described in
Section 2.4 hereof.

      SECTION 1.5. Closing subject to the terms and conditions of this Agreement, the Closing shall take place simultaneously with the execution of this Agreement, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York effective as of the close of business on the date hereof.

      SECTION 1.6 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer (unless delivered previously) the following:

      (a)  the Bill of Sale;

      (b) the Other Instruments, if any; and

      (c) all other documents, instruments and writings necessary to consummate the transaction contemplated hereby or expressly required to be delivered by Seller at or prior to the Closing pursuant to this Agreement.

      SECTION 1.7 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller (unless previously delivered) the following:

      (a) the Closing Cash Payment, by wire transfer of $2,100,000 in immediately available funds to such bank account or accounts as shall be designated by Seller prior to the Closing;

      (b)  the Bill of Sale; and

      (c) all other documents, instruments and writings (including, if necessary, the Other Instruments) necessary to consummate the transactions contemplated hereby or expressly required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.


                                  ARTICLE II

                                RELATED MATTERS


      SECTION 2.1 Books and Records of the Business.

      (a) Seller agrees to deliver to Buyer or make available to Buyer at the Premises, at or as soon as practicable after the Closing, as requested by Buyer,
(i) all books and records of Seller to the extent such books and records relate exclusively to the Business and (ii) a copy of that portion of all other books and records that relate to the Business (in the case of each of (i) and (ii) above, including, but not limited to, correspondence, memoranda and the like). Notwithstanding the foregoing and except as otherwise provided in Section 2.1(b), Seller shall not be obligated to provide (i) any books and records that relate solely to, or (ii) any distinct portion of any books and records that relate solely to, Seller as a whole or any divisions or Subsidiaries of Seller other than the Business.

      (b) For a period of five years following the Closing, or for such longer periods as may be required to satisfy applicable laws, regulations or agreements, or record retention requirements for Government Contracts (as hereafter defined), (i) Seller shall retain all books and records relating to the Business that are integrated or non-separable from the books and records related to any divisions or Subsidiaries of Seller other than the Business and
(ii) Buyer shall retain all other books and records of the Business, including, without limitation, all other such books and records of the Business required to be retained pursuant to obligations imposed by any Government Contract, statute, rule or regulation (such books and records of the Business collectively, the "Records").

      (c) For a period of five years following the Closing, or for such longer periods as may be required to satisfy applicable laws, regulations or agreements, or record retention requirements for Government Contracts, (i) each party hereto shall provide to duly authorized representatives of the other party and their Affiliates who wish to review any Records for bona fide business reasons reasonable access, during regular business hours, to (A) employees of such party, if any, who are familiar with such Records and who can assist such representatives of such other party, at such other party's own expense, in locating, explaining or otherwise reviewing such Records and (B) use of such party's copying facilities, clerical services and telephone in a reasonable manner at such other party's own expense and (ii) neither Seller nor Buyer shall dispose of or destroy any Records within such period without written permission of the other.

      SECTION 2.2 Intercompany Accounts. On or prior to the Closing Date, all intercompany account balances between the Business, on the one hand, and Seller and its Affiliates (other than the Business), on the other hand, shall be cancelled without any payment being made with respect thereto. No adjustment shall be made to the Purchase Price as a result of any such cancellation. Following Closing, Seller shall complete all open orders placed with Seller by the Business prior to the Closing and Buyer shall complete all open orders for Seller, in accordance with the terms and conditions set forth in such orders.

      SECTION 2.3 Purchase Price Adjustment. (a) If Buyer or a subsidiary of Buyer receives firm purchase orders from customers of the Business in excess of $2,000,000 during the period beginning on January 1, 1998 and ending on December 31, 1998, then Buyer will pay Seller an additional amount (the "Purchase Price Adjustment", and together with the Closing Cash Payment, the "Purchase Price") in cash equal to the product of (x) $400,000 and (y) a fraction, the numerator of which shall be the amount by which firm purchase orders during such period exceed $2,000,000 and the denominator of which is $500,000; provided, however, such payment shall in no event exceed $400,000. Such payment shall be made on or before February 15, 1999.

      (b) The methodology for allocating future firm purchase orders received from customers who are customers of both Buyer and the Business shall be to use the pro rata percentage of all firm purchase orders received from such customer by Buyer and the Business for the twelve months ended June 30, 1997. For example, if XYZ Corp. placed firm orders of $40,000 with the Business and $60,000 with Buyer during the twelve months ended June 30, 1997, 40% of XYZ Corp.'s orders during 1998 will be credited to Seller in determining the Purchase Price Adjustment. Buyer and Parent agree that orders received from customers of the Business for products that have historically been filled by Seller shall be filled by Buyer rather than any other subsidiary, division or affiliate of Parent.

      (c) On or before February 15, 1999, Buyer shall provide Seller with a schedule (the "Order Schedule") of all orders received from customers of the Business and the manner in which the Purchase Price Adjustment was determined. Buyer agrees to keep accurate books of accounts and records at its principal place of business covering all sales to, and orders received from, customers of the Business. Seller and its agents shall have the right, at reasonable times on and after February 15, 1999 to examine Buyer's books and records as they relate to the determination of the Purchase Price Adjustment. All books and records relating to Buyer's obligations hereunder shall be kept accessible and available to Seller for inspection pursuant to this paragraph for at least 120 days after the date the Purchase Price Adjustment is due or paid hereunder, whichever is later. Seller shall notify Buyer in writing within 120 days after it receives the Purchase Price Adjustment, if any, and the Order Schedule, of any disagreements it may have with the amount of the Purchase Price Adjustment. If Seller notifies Buyer of a dispute, Buyer shall keep such records accessible until such dispute is resolved. The parties shall, during the 30 days after the delivery of such notice, negotiate in good faith to resolve any such disagreements. If, at the end of such 30-day period, no resolution is reached, such disagreements shall be resolved by a "big six" accounting firm (other than Arthur Anderson, LLP or Coopers & Lybrand L.L.P. chosen by the parties which determination shall be final and binding on the parties hereto. The fees and disbursements of such firm shall be borne by the party whose position is not substantially upheld. The provisions of this subparagraph shall not apply if the Purchase Price Adjustment is $400,000 and is paid in a timely manner.


      SECTION 2.4 Accounts Receivable/Payable Adjustment. (a) Not later than 7 days following the Closing Date, Seller shall deliver to Buyer a final schedule of all accounts receivable of the Business as of the close of business on the Closing Date (the "Receivables") and accounts payable and accruals of the Business which are assumed by Buyer pursuant to Section 1.2 hereof (the "Payables and Accruals") as of the close of business on the Closing Date (the "Receivables Statement"). Based on the Receivables Statement, if the positive difference between Receivables and the Payables and Accruals (such difference, the "Net Receivables") is less than $245,000 as of the Closing Date, the Purchase Price shall be reduced by the amount by which $245,000 exceeds the Net Receivables and Seller shall pay to Buyer, no later than 7 days following the Closing Date, the amount of such reduction to the purchase price in cash.

      (b) To the extent that Receivables as of the Closing Date are not collected by Buyer by December 31, 1998 such that the positive difference between the Receivables actually collected by Buyer from the Closing Date until December 31, 1998 and the Payables and Accruals as of the Closing Date (such difference, the "Adjusted Net Receivables") is less than $245,000, then Seller shall pay to Buyer, no later than February 15, 1999, an amount in cash equal to the difference between $245,000 and the Adjusted Net Receivables (the "Accounts Receivable Adjustment") less any amount paid by Seller pursuant to the last sentence of Section 2.4(a) hereof. Buyer shall use its best efforts to collect the Receivables consistent with its practices with respect to its accounts receivable, and shall not give any customers credits against the Receivables without Seller's written consent. All payments received from customers shall be applied to the oldest receivable of that customer unless the payment identifies a different invoice.

      (c) On or before February 15, 1999, Buyer shall provide Seller with a schedule (the "Receivables Schedule") of all Receivables collected from customers of the

Business and the manner in which the Accounts Receivable Adjustment was determined. Buyer agrees to keep accurate books of accounts and records at its principal place of business covering all Receivables collected from customers of the Business. Seller and its agents shall have the right, at reasonable times on and after February 15, 1999 to examine Buyer's books and records as they relate to the determination of the Accounts Receivable Adjustment. All books and records relating to Buyer's obligations hereunder shall be kept accessible and available to Seller for inspection pursuant to this paragraph for at least 120 days after the date the Accounts Receivable Adjustment is due or paid hereunder, whichever is later. Seller shall notify Buyer in writing within 120 days after it receives the Receivables Schedule, of any disagreements it may have with the amount of the Accounts Receivable Adjustment. If Seller notifies Buyer of a dispute, Buyer shall keep such records accessible until such dispute is resolved. The parties shall, during the 30 days after the delivery of such notice, negotiate in good faith to resolve any such disagreements. If, at the end of such 30-day period, no resolution is reached, such disagreements shall be resolved by a "big six" accounting firm (other than Arthur Anderson, LLP or Coopers & Lybrand L.L.P. chosen by the parties which determination shall be final and binding on the parties hereto. The fees and disbursements of such firm shall be borne by the party whose position is not substantially upheld. The provisions of this subparagraph shall not apply if the Accounts Receivable Adjustment is equal to or less than zero.


      SECTION 2.5 Transition Arrangements. (a) After the Closing, the Seller shall, within 24 hours of receipt, remit to Buyer, without any deduction or set-off, all Payments received by Seller in respect of any of the Assets transferred hereunder, including without limitation any Receivable.

      (b) Buyer and Seller agree, that for 21 days following the Closing Date, or such shorter period of time as may be designated by Buyer, in its sole discretion, the Seller's Traub CNC machine to be transferred to Buyer pursuant to Section 1.1(a) hereof shall remain at the Seller's facility in South Pasadena, California.

During such 21 day (or shorter) period, Seller shall, continue to operate the Traub CNC machine and to fill the existing purchase orders of the Business that have been historically filled by products manufactured by the Traub CNC machine. Buyer shall promptly pay in full, without any deduction or set-off, the amounts due under such purchase orders to Seller. Immediately following such 21 day (or shorter period), the Seller's Traub CNC machine shall be transferred to Buyer FOB Buyer's facility at 9705 Reading Road, Cincinnati, Ohio, with all freight and insurance being at the sole expense of Buyer.

      SECTION 2.6 Assignment of Neal Castleman's Non-Competition
Agreement. At the Closing Seller and ATGI shall assign, to Buyer or Parent, the non-competition and protection of confidential information agreements of Neal Castleman, dated August 15, 1996, a copy of which has been provided to Buyer's counsel, to the full extent that such agreement relates to the Business. The assignment shall be in the form attached hereto as Exhibit B. The Seller and ATGI make no representation or warranty as to the enforceability of such non-competition agreement.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER


      Seller represents and warrants to Buyer and Parent as follows:

      SECTION 3.1 Organization and Authority of Seller.

      (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate the Business properties owned, leased and operated by it and to carry on the operations of the Business as now being conducted by it. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it with respect to the Business or the nature of the business conducted by the Business makes such licensing or qualification necessary.

      (b) Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements by Seller and the performance of its respective obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of Seller and no other corporate or stockholder action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements. This Agreement has been duly executed and delivered by Seller and constitutes, assuming due authorization, execution and delivery of this Agreement by Buyer and Parent, and each of the Related Agreements to be executed and delivered by Seller pursuant hereto, when fully executed and delivered, shall constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

      SECTION 3.2 Consents and Approvals:  No Violations.

      (a) Neither the execution by Seller and delivery of this Agreement or the Related Agreements nor the performance by Seller of its respective obligations hereunder and thereunder will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Seller; (ii) result in (with or without the giving of notice or lapse of time or both) a violation or breach of, or constitute a default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or a Material Contract or similar instrument or obligation to which Seller, or by which any of the Assets may be bound or (iii) violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Seller or the Business is subject.

      (b) No filing or registration with, notification to, or authorization, consent or approval of, any Govern-mental Entity is required in connection with the execution and delivery of this Agreement or the Related Agreements by Seller or the performance by Seller of its obligations hereunder or thereunder.

      SECTION 3.3 Absence of Material Adverse Changes, etc. Except as otherwise contemplated by this Agreement, since May 30, 1997, (a) there has not been any material adverse change in the Assets or the business, operations, licenses, franchises, results of operations, prospects or condition (financial or otherwise) of the Business (other than changes resulting from changes in general economic or financial conditions or changes affecting generally the industry in which the Business operates); (b) Seller has not suffered any loss or damage (whether or not covered by insurance) to the properties or assets of the Business that has resulted in, or is reasonably likely to have a material adverse effect on the assets, liabilities, business, operations, licenses or other franchises, results of operations or financial condition or prospects of the Business taken as a whole (a "Material Adverse Effect"); and (c) Seller has not sold, disposed of, or removed from the Premises, properties or assets of the Business, except in the ordinary course of business.

      SECTION 3.4 Title; Properties and Assets Necessary for Conduct of
Business.

      (a) Section 3.4(a) of the Seller Disclosure Schedule contains a true and accurate list of all fixed assets, including, equipment, tools, machinery and fixtures used in connection with the operation of the Business. Seller owns the Assets and has and shall deliver to Buyer, good, valid and marketable title to, all of the Assets, in each case, free and clear of all mortgages, pledges, security interests, liens (including Tax liens), charges, options or other encumbrances of any nature whatsoever (collectively, "Liens").

      (b) Other than the Excluded Assets, the Assets located at the Premises include all properties and assets necessary to permit the Business to be conducted as currently conducted. Seller owns no assets (other than the Excluded Assets) used in the Business that are not used solely in the conduct of the Business. Except as set forth in Section 3.4(a) of the Seller Disclosure Schedule, all equipment, tools, machinery and fixtures listed (or required to be listed) in Section 3.4 of the Seller Disclosure Schedule are operable to manufacture the products manufactured by the Business in the ordinary course of business, except for one 12 inch furnace which is being revised and upgraded in the ordinary course of business.

      SECTION 3.5 Contracts.

      Section 1.1(a)(iii) of the Seller Disclosure Schedule includes a complete and correct list, as of the opening of business on June 19, 1997, of all contracts for the sale of products, and all purchase orders issued by the Business. Other than those included in Section 1.1(a)(iii) of the Disclosure Schedule, there are no Contracts (other than the lease for the Premises), including purchase orders relating to the Business, that provide for annual payments (made or received) in excess of $25,000 (collectively, the "Material Contracts"). True and complete copies of the Material Contracts and all written amendments thereto have been made available to Buyer. Each such Material Contract is in full force and effect, and none of Seller, nor, to the knowledge of Seller, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by Seller, or, to the knowledge of Seller, any other party thereto.

      SECTION 3.6 Accounts Receivable and Accounts Payable. All accounts receivable of Seller related to the Business represent sales actually made in the ordinary course of business or valid claims as to which full performance has been rendered. The accounts payable of Seller arose, or will arise, from bona fide transactions in the ordinary course of business. As of the Closing, the positive difference between Receivables and Payables and Accruals is at least $245,000.

      SECTION 3.7 Inventory and Backlog. The inventories of Seller related to the Business consist of raw materials, goods in process and finished goods salable or usable in the normal course of the Business, and such inventories are at levels consistent with past practices of the Business. No items included in inventories of Seller are or will be pledged as collateral or held by Seller on consignment from others. With regard to the Business, Seller has not committed to purchase inventories in amounts greater than are reasonably expected to be usable in the ordinary course of business as presently conducted. With respect to inventories in the hands of suppliers for which Seller will be committed on the Closing Date, such inventories on the Closing Date will be reasonably expected to be usable in the ordinary course of business as presently being conducted. As of the date hereof, the backlog of firm orders was at least $1,600,000. Copies of all of the customer orders constituting the backlog as of the opening of business on June 19, 1997 have been made available to Buyer.

      SECTION 3.8 Intellectual Property. Section l.l(a)(vi) of the Seller Disclosure Schedule contains a complete and correct list of all domestic and foreign trademarks, service marks, certifications marks, collective marks, collective membership marks, copyrights, registrations and applications for registration for any of the foregoing, patents and applications therefor, trade secrets, trade names, service names, logos, and assumed names used in the Business. The foregoing, together with the royalty rights, rights of enforcement for both known and unknown past infringement, and licenses thereof and thereto, is a complete and correct list of all Intellectual Property that is required to conduct the Business as it is now conducted. All patents, registrations or applications for patents or registrations included in the Intellectual Property are in the name of Seller, and Seller has the right to use its Intellectual Property with respect to the products and services for which, and in the geographic areas where, the Intellectual Property is currently being used. There are no pending or, to the knowledge of Seller, threatened claims challenging the validity of, or Seller's ownership and use in the Business of, any such Intellectual Property.

      SECTION 3.9 Litigation. As of the date of this Agreement, there is no claim, action or proceeding pending or, to the knowledge of Seller, threatened against

Seller by or before any Governmental Entity with respect to the Assets or the Business or that challenges the validity of this Agreement or the Related Agreements or the ability of Seller to perform its obligations hereunder or thereunder or to convey to Buyer good, valid and marketable title to the Assets.

      SECTION 3.10 Compliance with Applicable Law. Seller is in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to the Business and its operations. All Permits required to conduct the Business (other than those limited to the conduct of the Business at the Premises) have been obtained, are in full force and effect and are being complied with.

      SECTION 3.11 Insurance. With respect to the Business: (i) Seller maintains insurance policies and bonds of the type and in the amounts customarily carried by Persons conducting businesses similar to the Business; (ii) Seller is not in default with respect to any provisions contained in any insurance policy and all premiums due thereon have been paid; and (iii) Seller has not failed to give any notice of or present any claim under any insurance policy in due and timely fashion. Such insurance policies (or other policies or bonds providing substantially similar coverage) have been in effect since June 1, 1995 and remain in full force and effect.

      SECTION 3.12 Taxes. All Tax Returns required to be filed by or with respect to Taxes of the Business are accurate in all material respects and have been filed in a timely manner (taking into account all lawful extensions of due dates) and all Taxes shown to be due on such filed Tax Returns have been paid.

      SECTION 3.13 Certain Fees. Neither Seller nor any of its Affiliates has employed any financial advisor or finder, and neither Seller nor the Business has incurred any liability for any financial advisory or finders' fees, in each case in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

                                  ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT


      Each of Buyer and Parent represents and warrants to Seller as follows:

      SECTION 4.1 Corporate Organization and Authority.

      (a) Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

      (b) Each of Parent and Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements by Parent and Buyer and the performance by Parent and Buyer of their obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of Parent and Buyer and no other corporate or stockholder action on the part of Parent or Buyer is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements. This Agreement has been duly executed and delivered by Parent and Buyer and constitutes, and when executed and delivered each of the Related Agreements to be executed and delivered by Parent and Buyer will constitute, assuming due authorization, execution and delivery of this Agreement and the Related Agreements by Seller, a valid and binding obligation of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms.

      SECTION 4.2 Consents and Approvals:  No Violations.

      (a) Neither the execution and delivery of this Agreement or the Related Agreements by Parent and Buyer nor the performance by Parent and Buyer of their obligations hereunder or thereunder will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws of Parent or Buyer; or (ii) violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Parent or Buyer is subject.

      (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement or the Related Agreements by Parent and Buyer or the performance by Parent and Buyer of their obligations hereunder and thereunder.

      SECTION 4.3 Litigation. As of the date hereof, there is no claim, action or proceeding pending or, to the knowledge of Parent or Buyer, threatened against Parent or Buyer that challenges the validity of this Agreement or the Related Agreements, or the ability of Buyer to perform its obligations hereunder or thereunder, by or before any Governmental Entity.

      SECTION 4.4 Certain Fees. None of Parent, Buyer or their respective Affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

                                   ARTICLE V

                                   COVENANTS

      SECTION 5.1 Consents; Assignments. Seller shall use its best efforts to take or cause to be taken all action, to do or cause to be done, and Buyer and Parent shall assist and cooperate with Seller in doing, all things necessary, proper or advisable under applicable laws and regulations to obtain any consent, approval or amendment required to novate and/or assign all agreements, leases and licenses relating to the Assets or otherwise transferable or assignable in accordance with the provisions hereof. In the event and to the extent that Seller is unable to obtain any such required consent, approval or amendment, (i) Seller, at Buyer's cost and expense (provided that with respect to costs and expenses in excess of $5,000, Seller must seek the prior consent of Buyer), shall use its best efforts to (x) pro-vide or cause to be provided to Buyer the benefits of any permit or approval and of any agreement, lease or license, (y) cooperate in any arrangement, reasonable and lawful as to Seller and Parent or Buyer, designed to provide such benefits to Parent or Buyer and (z) enforce for the account of Buyer any rights of Seller arising from such agreements, leases and licenses, including the right to elect to terminate in accordance with the terms thereof on the advice of Buyer, (ii) Buyer shall use its best efforts to perform the obligations of Seller arising under such agreements, leases and licenses, to the extent that, by reason of the transactions consummated pursuant to this Agreement, Buyer has control over the resources necessary to perform such obligations, and (iii) Buyer shall indemnify and hold harmless Seller from and against any Damages (as hereafter defined) arising out of or resulting from Buyer's performance or failure to perform under such agreements, leases and licenses. Seller shall, without further consideration therefor, pay and remit to Buyer promptly all monies, rights and other considerations received in respect of such performance. If and when any such consent shall be obtained or such agreement, lease or license shall otherwise become assignable or able to be novated, Seller shall promptly assign and novate all its rights and obligations thereunder to Buyer without the payment of further consideration and Buyer shall, without the payment of any further consideration therefor, assume such rights and obligations and Seller shall be relieved of any and all liability hereunder.


      SECTION 5.2 Employees; Employee Benefits. The Buyer shall offer to employ, effective the day after the Closing Date, such employees of the Business as it shall elect in its sole discretion. Any of employees of the Business hired by Buyer shall be treated as new hires of Buyer. Neither Buyer nor Parent will adopt or assume any of the Plans (nor any trust, insurance contract, annuity contract, or other funding arrangement established with respect thereto) and the liabilities relating to any Plan shall be retained by the Seller.

      SECTION 5.3 Allocation of Purchase Price. Buyer and Seller shall agree to the allocation of the Purchase Price and the Assumed Liabilities (other than contingent liabilities) among the Assets and to the non-compete provisions provided for in
Section 5.4 hereof to be purchased hereunder (the "Allocation"), which Allocation shall be prepared by Buyer as soon as practicable after the Closing Date and which will be consistent with the allocation set forth on Section 5.3 of the Buyer Disclosure Schedule. The Allocation shall be made in accordance with section 1060 of the Code and applicable Treasury Regulations. Each of Seller and Buyer shall (i) be bound by the Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation and
(iii) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return, in any proceeding before any taxing authority or otherwise. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

      SECTION 5.4 Agreement Not to Compete or Solicit. In order to assure Buyer the complete benefit of the ownership of the Assets and the Business, Seller covenants that, for a period of five full years after the Closing Date, none of Seller, Alpha Technologies Group, Inc., Marshall Butler and Lawrence Butler or any of their Affiliates, during such time as they are Affiliates, shall themselves or through any member of their immediate family: (i) engage in a business similar to that of the Business as of the date of this Agreement (a "Competing Business"), anywhere in the world whether such engagement shall be as owner, partner, agent, consultant or shareholder (except as the holder of not more than five percent (5%) of the outstanding shares of a corporation whose stock is listed on any national or regional securities exchange or reported by the National Association of Securities Dealers Automated Quotation System or any successor thereto); (ii) solicit the employment of or hire any person while such person is in the employ of Parent, Buyer or their Affiliates; (iii) solicit any Person who is a customer of the Business at the Closing Date for purposes of selling to such customer any product that competes with any product made by the Business as of the Closing Date; (iv) induce or attempt to induce any individual, business, corporation, firm, partnership or other business entity that is a customer or supplier to Parent or Buyer or any distributor or seller of products of Parent or Buyer, or that is otherwise a contracting party with Parent or Buyer, to terminate or otherwise adversely change or cancel any written or oral agreement with Parent or Buyer; or (v) assist any other Person to be so engaged. Seller acknowledges that the periods of restriction, the geographical areas of restriction and the restraints imposed by the provisions of this Section 5.4 are fair and reasonably required for the protection of Buyer. In the event that any of the provisions of this Section 5.4 relating to the geographic areas of restriction or the periods of restriction shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction would deem enforceable, the geographic areas and times shall, for the purposes of this Agreement, be deemed to be the maximum areas or time periods which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened. Seller acknowledges that any breach of its obligations under this Section 5.4 may result in irreparable injury to Parent and Buyer, for which Parent and Buyer may not have an adequate remedy at law. In the event of any such breach, Parent and Buyer may, in its sole discretion and in addition to any other remedies available to it, bring an action or actions against Seller for injunctive relief, specific performance or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance. Notwithstanding the foregoing, subject to Section 5.9 hereof, the restrictions set forth above shall not be applicable to the manufacture and sale by the Microdot division of Seller ("Microdot") (or any transferee of such business) of hermetic connectors of the types described in Section 5.4 of the Seller Disclosure Schedule or derivative of, or replacements for, such products; provided, however, in no event shall Seller or any of its Affiliates glass-to-metal seal (hermetically seal) any connector or product.

      SECTION 5.5 Nondisclosure of Proprietary Data.

  Seller agrees that neither it, nor any of its Affiliates or representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, without limitation, any customer list, record or financial information constituting a trade secret) concerning the Business that Seller, or any of its representatives or Affiliates may have learned as a shareholder, officer, director or employee of the Seller or ATGI, unless such information has become generally available and known to the public other than as a result of a prohibited disclosure by Seller or any of its representatives or Affiliates, provided however Seller shall have no liability for the disclosure by any person who becomes an employee of Buyer or Parent or any of their Affiliates or who makes such disclosure after that person ceases being an Affiliate of Seller.

      SECTION 6.6 Access. Buyer shall have access to the Business' facility located at 10340 Julian Drive, Woodlawn, Ohio (the "Premises") for a reasonable period of time, not to exceed 90 days, following the Closing to facilitate the orderly transfer of the Assets; provided however, if Buyer requires access to the Premises for more than 60 days following the Closing, Buyer shall pay to Seller an additional $6,000 in cash in consideration for such access between the 60th and 90th day following the Closing. All Assets transferred hereunder must be removed from the Premises by Buyer on or before the 90th day following the Closing, or such Assets shall be deemed abandoned and Seller may dispose of such Assets at Seller's cost without any liability to Buyer. Neither Parent nor Buyer will "operate" out of the Premises, but may "kit" inventory from the Premises during such period. Parent will indemnify and hold Seller harmless for, and will maintain adequate insurance, naming Seller as an additional insured, to satisfy, damages incurred by Seller arising solely from the actions or omissions of Buyer or their employees at or about the Premises facility during such period. During the access period, Seller may utilize those employees of Buyer who were former employees of Seller to assist Seller in removing the Excluded Assets from the Premises.

      SECTION 5.7 Buyer's Responsibility. Buyer shall be responsible for all sales, use, transfer, transfer gains, recording, ad valorem, stamp, and any similar Tax, fee or duty arising out of and in connection with or attributable to the transactions effected pursuant to this Agreement.

      SECTION 5.8 Returns from Distributors. Buyer shall accept for return any inventory of Seller maintained by distributors or sales representatives of Seller; provided, that such inventory is in good condition and repair and in a condition that is salable in the ordinary course of Buyer's business; provided, further, that the aggregate liability of Buyer with respect to such returns, including set-offs against accounts receivable and credits to such distributors or sales representatives shall not exceed $100,000. The return of any such inventory shall not be deemed to be the failure to collect any Receivable in accordance with Section 2.4 hereof. Buyer shall have the right, in its sole discretion, to continue to employ such distributors and sales representatives. At the request of Buyer, Seller shall, in good faith, cooperate and assist Buyer in connection with the provisions of this Section 5.8.

      SECTION 5.9 Ongoing Arrangements. Buyer and Seller agree that for twelve
(12) months following the Closing Date, to the extent the Business has historically hermetically sealed the hermetic connectors of Microdot described in Section 5.4 of the Seller Disclosure Schedule, and to the extent Buyer can provide the same level of service as Seller can obtain elsewhere, Seller shall continue to use Buyer to hermetically seal such hermetic connectors of Microdot, on the same terms and conditions heretofore provided by the Business to Microdot.

                                  ARTICLE VI

                           SURVIVAL; INDEMNIFICATION



      SECTION 6.1 Survival. The parties hereto agree that (i) the covenants and agreements contained in this Agreement and the representations and warranties contained in Sections 3.1, 3.4 and 3.13 shall survive without limitation, (ii) the representations and warranties contained in Sections 3.10 and 3.12 shall survive until 90 days after the expiration of the applicable statute of limitations with respect to the subject matter thereof, and (iii) the representations and warranties contained in Article III (other than Sections 3.1, 3.4, 3.10, 3.12 and 3.13) shall survive until twelve months following the Closing Date. If notice of a claim for indemnification pursuant to this Article VI is given with respect to any representation or warranty prior to the applicable expiration date set forth in this Section 6.1, such representation or warranty shall survive indefinitely only for the purpose of such claim until such claim is finally resolved.


      SECTION 6.2 Seller's Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, the Seller shall indemnify and hold harmless the Parent, the Buyer and their respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns ("Buyer Indemnified Parties") from and against all Damages as a result of or arising out of (i) a breach of any representation or warranty contained in Article III of this Agreement, (ii) the breach of or failure to perform any covenant or agreement of the Seller or ATGI contained herein or in the Related Agreements, (iii) except as otherwise expressly provided herein, any and all liabilities and obligations other than Assumed Liabilities, including Excluded Liabilities.

      SECTION 6.3 Buyer's Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, the Buyer shall indemnify and hold harmless the Seller, ATGI and their respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns ("Seller Indemnified Parties") from and against all Damages as a result of or arising out of (i) a breach of any representation or warranty contained in Article IV of this Agreement, (ii) the breach of or failure to perform any covenant or agreement of the Buyer or Parent contained herein or in the Related Agreements, (iii) the Assumed Liabilities.

      SECTION 6.4 Certain Limitations. Notwithstanding anything to the contrary contained herein, no indemnification shall be available to Indemnified Parties for

Damages arising solely from the provisions of Section 6.2(i) or Section 6.3(i) until the aggregate amount of such Damages exceeds $42,000 (the "Claims Deductible"), respectively, and then to the full extent of such Damages; and in no event shall each Indemnifying Party's indemnification obligations arising solely from the provisions of Section 6.2(i) or Section 6.3(i) exceed the Purchase Price (the "Claims Cap").

      SECTION 6.5 Notice and Opportunity to Defend. If an event occurs that entitles a Buyer Indemnified Party or a Seller Indemnified Party (together, an "Indemnified Party"), or that an Indemnified Party believes entitles it, to indemnification pursuant to this Article VI, the Indemnified Party shall promptly notify the party from which indemnification is sought (the "Indemnifying Party"). If the claim for indemnification arises out of a claim by a third party, such notice shall occur within 10 days of the Indemnified Party's receipt of written notice of such claim; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall have the right to undertake, conduct and control the defense thereof by so notifying the Indemnified Party in writing, provided that the Indemnifying Party (i) states that the settlement or defense of the claim will be conducted at all times in good faith and in a reasonable manner (and so conducts it), (ii) acknowledges in writing the obligation to indemnify the Indemnified Party in accordance with the terms contained in this Agreement, and (iii) promptly reimburses the Indemnified Party for all reasonable out-of-pocket expenses incurred prior to, and in connection with the assumption by Indemnifying Party of control of such settlement or defense. If the Indemnifying Party provides written notice to the Indemnified Party that it elects to defend such claim, the Indemnifying Party shall be obligated to defend such claim, at its own expense and by counsel chosen by it and reasonably satisfactory to the Indemnified Party. In the event the Indemnifying Party elects to provide the defense of such claim pursuant to this Section 6.5, the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense of such claim and shall be entitled to full access to information with respect thereto and to participate in the defense thereof at its own cost and expense. Any compromise, settlement or offer of settlement of such claim by Indemnifying Party shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld and unless such consent is obtained, the Indemnifying Party shall continue the defense of such claim; provided, however, that if the Indemnified Party refuses its consent to a bona fide offer of settlement that the Indemnifying Party wishes to accept and that involves no payment by the Indemnified Party not paid by the Indemnifying Party and further involves no limitation on the future conduct of the Business as presently conducted, the Indemnifying Party may reassign the defense of such claim to the Indemnified Party, who may then continue to pursue the defense of such matter, free of any participation by the Indemnifying Party, at the sole cost and expense of the Indemnified Party. In such event, the obligation of the Indemnifying Party with respect thereto shall not exceed the amount of the offer of settlement that the Indemnified Party refused to accept plus the costs and expenses of the Indemnified Party referred to in clause (iii) above. If the Indemnifying Party does not elect to defend any such claim, it shall nevertheless have the right of full access to information with respect thereto and to participate in such defense at its sole cost and expense and shall remain liable for any indemnification obligations pursuant to this Agreement.

      SECTION 6.6 Exclusive Remedy. Except as otherwise provided in Sections 5.4 and 8.10, the parties hereto agree that, in the absence of fraud, their exclusive remedy against each other for claims made in connection with this Agreement or the Related Agreements shall be those remedies available pursuant to the indemnification and reimbursement provisions set forth in this Article VI.

                                  ARTICLE VII

                                  DEFINITIONS


      For the purposes of this Agreement, the following terms shall have the following respective meanings:

      "Accounts Receivable Adjustment" has the meaning set forth in Section 2.4(b) hereof.

      "Adjusted Net Receivables" has the meaning set forth in Section 2.4(b) hereof.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act (as hereafter defined).

      "Agreement" has the meaning set forth in the preamble hereto.

      "Allocation" has the meaning set forth in Section 5.3 hereof.

      "ATGI" means Alpha Technologies Group, Inc., a Delaware corporation.

      "Assets" has the meaning set forth in Section l.l(a) hereof.

      "Assumed Liabilities" has the meaning set forth in Section 1.2 hereof.

      "Bill of Sale" means the duly executed bill of sale, substantially in the form attached hereto as Exhibit B, that Seller and Buyer shall deliver effecting the sale, assignment, transfer and delivery of the Assets.

      "Business" means the glass-to-metal sealing (hermetic seals) business conducted by the Connector Industries of America division of Seller.

      "Buyer" has the meaning set forth in the preamble hereto.

      "Buyer Disclosure Schedule" means the disclosure schedule delivered by Parent and Buyer to Seller substantially concurrently with the execution and delivery by Seller of this Agreement.

      "Buyer Indemnified Parties" has the meaning set forth in Section 6.2 hereof.

      "Claims Cap" has the meaning set forth in Section 6.4 hereof.

      "Claims Deductible" has the meaning set forth in Section 6.4 hereof.

      "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

      "Closing" means the closing of the transactions contemplated by this Agreement.

      "Closing Cash Payment" has the meaning set forth in Section 1.4 hereof.

      "Closing Date" means the date of the Closing.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Competing Business" has the meaning set forth in Section 5.4 hereof.

      "Contracts" has the meaning set forth in Section l.l(a)(iii) hereof.

      "Damages" means all liability, demands, claims, actions or causes of actions, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) asserted against or incurred by any Indemnified Party.

      "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by Seller, or (b) circumstances forming the basis of any violation of any Environmental Law.

      "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Excluded Assets" has the meaning set forth in Section l.l(c) hereof.

      "Excluded Liabilities" has the meaning set forth in Section 1.3 hereof.

      "Government Contract" means a mutually binding legal relationship obligating Seller to furnish supplies or services and a government or government agency to pay for them, including all types of commitments that obligate the federal government of the United States to an expenditure of appropriated funds and that, except as otherwise authorized, are in writing. In addition to bilateral instruments, "Government Contract" includes (but is not limited to) awards and notices of awards; job orders or task letters issued under basic ordering agreements; letter contracts; orders, such as purchase orders, under which the contract becomes effective by written acceptance or performance; and bilateral contract modifications.

      "Governmental Entity" means any foreign, United States, state or local governmental entity or municipality or subdivision thereof or court, tribunal, commission, board, bureau, agency or legislative, executive, governmental or regulatory authority or agency.

      "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. (S) 300.5, or defined as such by, or regulated as such under, any Environmental Law.

      "Indemnified Party" has the meaning set forth in Section 6.5 hereof.

      "Indemnifying Party" has the meaning set forth in Section 6.5 hereof.

      "Intellectual Property" has the meaning set forth in Section 1.1(a)(vi) hereof.

      "Legal Requirement" means all applicable laws, statutes, ordinances, orders, rules, regulation or requirements.

      "Liens" has the meaning set forth in Section 3.4(a) hereof.

      "Material Adverse Effect" has the meaning set forth in Section 3.3 hereof.

      "Material Contracts" has the meaning set forth in Section 3.5 hereof.

      "Microdot" has the meaning set forth in Section 5.4 hereof.

      "Net Receivables" has the meaning set forth in Section 2.4(a) hereof.

      "Order Schedule" has the meaning set forth in Section 2.3(c).

      "Other Instruments" means such duly executed, good and sufficient instruments of conveyance, transfer and assignment, other than the Bill of Sale, as shall be reasonably required by Buyer and its counsel and as shall be necessary to convey to Buyer all of Seller's rights, title and interests in and to the Assets.

      "Parent" has the meaning set forth in the preamble hereto.

      "Payables and Accruals" has the meaning set forth in Section 2.4(a) hereof.

      "Permits" has the meaning set forth in Section l.l(a)(vii) hereof.

      "Person" means and includes any natural person, firm, individual, partnership, joint venture, company, corporation, business trust, trust, association, unincorporated organization or a Governmental Entity.

      "Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by either Seller or any ERISA Affiliate for the benefit of any employee or terminated employee of either Seller or any ERISA Affiliate, whether formal or informal.

      "Premises" has the meaning set forth in Section 5.6 hereof.

      "Purchase Price" has the meaning set forth in Section 2.3(a) hereof.

      "Purchase Price Adjustment" has the meaning set forth in Section 2.3(a) hereof.

      "Receivables" has the meaning set forth in Section 2.4(a) hereof.

      "Receivables Schedule" has the meaning set forth in Section 2.4(c) hereof.

      "Receivables Statement" has the meaning set forth in Section 2.4(a) hereof.

      "Records" has the meaning set forth in Section 2.1(b) hereof.

      "Related Agreements" means those other agreements and instruments required to be executed or delivered pursuant to this Agreement.

      "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

      "Seller" has the meaning set forth in the preamble hereto.

      "Seller Disclosure Schedule" means the disclosure schedule delivered by Seller to Buyer substantially concurrently with the execution and delivery by Seller of this Agreement.

      "Seller Indemnified Parties" has the meaning set forth in Section 6.3 hereof.

      "Subsidiary" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, pay as you earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such taxes.

      "Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

                                 ARTICLE VIII

                                 MISCELLANEOUS

      SECTION 8.1 Further Assurances. From time to time after the Closing Date, at the request of any party hereto and at the expense of such party, the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby and by the Related Agreements.

      SECTION 8.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery, (b) facsimile transmission, or (c) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

      If to Buyer or Parent, to:

           HCC Industries, Inc.
           4232 Temple City Blvd.

           P.O. Box 739

           Rosemead, CA 91770-1592
           Attention:  Andy Goldfarb
                       Chairman of the Board,
                       Chief Executive Officer
                       and President
           Fax:  (626) 575-2437


      with a copy to:


           Skadden, Arps, Slate, Meagher & Flom LLP
           919 Third Avenue
           New York, New York 10022-9931
           Fax:  (212) 735-2000
           Attention:  Howard L. Ellin, Esq.


      If to Seller, to:

           Uni-Star Industries, Inc.
           306 Pasadena Avenue
           So. Pasadena, CA 91030
           Fax: (818) 403-2983
           Attention:  Lawrence Butler


      with a copy to:


           Alpha Technology Group, Inc.
           9465 Wilshire Blvd.
           Beverly Hills, CA 90212

           Fax: (310) 385-1495

           Attention Lawrence Butler


           and

           Greenberger & Forman
           1370 Avenue of the Americas
           New York, New York 10019-4662
           Fax: (212) 757-4054
           Attention:  Robert Forman

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error.

      SECTION 8.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

      SECTION 8.4 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented only by a signed written agreement of Seller and Buyer. Any failure of Seller or Buyer to comply with any term or provision of this Agreement may be waived, with respect to Parent and Buyer, by Seller and, with respect to Seller, by Buyer, by an instrument in writing signed by or on behalf of the appropriate party or parties, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

      SECTION 8.5 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      SECTION 8.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of Seller and its successors and permitted assigns, with respect to the obligations of Parent and Buyer under this Agreement, and for the benefit of Parent and Buyer, and its successors and permitted assigns, with respect to the obligations of Seller, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

      SECTION 8.7 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

      The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

      SECTION 8.8 Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Seller Disclosure Schedule, the Buyer Disclosure Schedule and the exhibits and other documents referred to herein or delivered pursuant hereto that form a part hereof, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or either of them with respect to the subject matter hereof.

      SECTION 8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

      SECTION 8.10 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

      SECTION 8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.


      SECTION 8.12 Legal Fees and Expenses. In any action or proceeding arising out of, or relating to this Agreement, the substantially prevailing party shall be entitled to recover, as part of any judgment or award, its reasonable attorneys fees, expenses and expert witness fees incurred in such action or proceeding.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                             UNI-STAR INDUSTRIES, INC.



                                             By: /s/ LAURENCE BUTLER
                                                 -----------------------
                                                 Name: LAWRENCE BUTLER
                                                 Title: CHAIRMAN & VICE
                                                        PRESIDENT

                                             SEALTRON, INC.



                                             By:
                                                ------------------------
                                                 Name:
                                                 Title

                                             HCC INDUSTRIES INC.



                                             By:
                                                ------------------------
                                                 Name:
                                                 Title:

                                             Severally, but not jointly, with
                                             respect to Section 5.4 hereof:

                                             ALPHA TECHNOLOGIES GROUP, INC.



                                             By: /s/ LAWRENCE BUTLER
                                                ------------------------
                                                 Name: LAWRENCE BUTLER
                                                 Title: PRESIDENT


                                                 /s/ LAWRENCE BUTLER
                                                 -----------------------
                                                 Lawrence Butler


                                                 -----------------------
                                                 Marshall Butler

     IN WITNESS WHEREOF, the parties hereto have caused the Assignment to be duly executed and delivered by the authorized officers of the parties hereto as of the date first written above.

                                             ALPHA TECHNOLOGIES GROUP, INC.



                                             By: /s/ LAWRENCE BUTLER
                                                ------------------------
                                                 Name: LAWRENCE BUTLER
                                                 Title: PRESIDENT

                                             UNI-STAR INDUSTRIES, INC.



                                             By: /s/ LAURENCE BUTLER
                                                 -----------------------
                                                 Name: LAWRENCE BUTLER
                                                 Title: CHAIRMAN & VICE
                                                        PRESIDENT


                                             SEALTRON, INC.


                                             By:
                                                 -----------------------
                                                 Name:
                                                 Title:

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed and delivered by the authorized officers of the parties hereto as of the date first written above.


                                             ALPHA TECHNOLOGIES GROUP, INC.



                                             By:
                                                ------------------------
                                                 Name:
                                                 Title:

                                             UNI-STAR INDUSTRIES, INC.



                                             By:
                                                 -----------------------
                                                 Name:
                                                 Title:



                                             SEALTRON, INC.


                                             By: /s/ ANDY GOLDFARB
                                                 -----------------------
                                                 Name:  Andy Goldfarb
                                                 Title: CEO